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                                                                     Exhibit 5.1

                [Letterhead of Oppenheimer Wolff & Donnelly LLP]


April 12, 2002


Board of Directors
Aetrium Incorporated
2350 Helen Street
North St. Paul, Minnesota  55109

RE:  REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:


We are acting as counsel to Aetrium Incorporated, a Minnesota corporation (the "Company"), in connection with the registration by the Company of the offer and resale by certain of its shareholders of 426,410 issued and outstanding shares of the Company's Common Stock, $.001 par value per share (the "Shares"), pursuant to the Company's Registration Statement on Form S-3 filed with the Securities and Exchange Commission on January 31, 2002, as amended on April 12,2002 (collectively, the "Registration Statement"), on behalf of the certain selling shareholders named therein (the "Selling Shareholders").


In acting as counsel for the Company and arriving at the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as we have deemed necessary or appropriate as a basis for the opinions expressed herein. In connection with our examination, we have assumed the genuiness of all signatures, the authenticity of all documents tendered to us as originals, the legal capacity of all natural persons and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, it is our opinion that the Shares being registered for resale by the Selling Shareholders under the Registration Statement have been duly authorized and are validly issued, fully paid and nonassessable.

We express no opinion with respect to laws other than those of the State of Minnesota and the federal law of the United States of America, and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, to its use as part of the Registration Statement, and to the use of our name under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement.

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We are furnishing this opinion to the Company solely for its benefit in connection with the Registration Statement as described above. It is not to be used, circulated, quoted or otherwise referred to for any other purpose. Other than the Company and prospective purchasers of the Shares, no one is entitled to rely on this opinion.


Very truly yours,

OPPENHEIMER WOLFF & DONNELLY LLP

/s/ OPPENHEIMER WOLFF & DONNELLY LLP

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